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                      August 24, 2022

       Christine Fox
       Chief Financial Officer
       Mereo Biopharma Group plc
       One Cavendish Place 4th Floor
       London, W1G 0QF
       United Kingdom

                                                        Re: Mereo Biopharma
Group plc
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2021
                                                            Filed March 31,
2022
                                                            File No. 001-38452

       Dear Ms. Fox:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Life Sciences